CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2005, relating to the financial statements and financial highlights, which appears in the September 30, 2005 Annual Report to Shareholders of AllianceBernstein Exchange Reserves, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm", and "Financial Statements and Report of Independent Registered Public Accounting Firm " in such Registration Statement.



PricewaterhouseCoopers LLP

New York, NY
January 26, 2006


00250.0163#633389